WHIRLPOOL CORPORATION REPORTS OUTSTANDING THIRD-QUARTER 2020 RESULTS
•Delivered net sales growth of 3.9% globally and organic net sales(5) (non-GAAP) growth of 7.0%, driven by solid industry demand across the globe.
•Strong Q3 GAAP net earnings margin of 7.5% (up 50 basis points) and record ongoing (non-GAAP) EBIT margin(2) of 12.0% (up 480 basis points), with three of four regions delivering significant margin expansion.
•$500 million cost takeout program (including raw material savings) fully on track, delivering approximately $175 million in the quarter and $350 million year-to-date.
•Cash provided by operating activities and free cash flow(4) improved by approximately $1 billion and were positive in the quarter, driven by increased net earnings and disciplined working capital management.
•Reinstating full-year 2020 guidance, forecasting earnings per diluted share of $14.90 to $15.40 on a GAAP basis and $17.50 to $18.00 on an ongoing(1) basis; cash provided by operating activities in 2020 of ~$1.2 billion and free cash flow(4) of approximately ~$900 million.
•Increased quarterly dividend to $1.25 per share on October 20, 2020, resulting in the eighth consecutive year of dividend increases.
BENTON HARBOR, Mich., October 21, 2020 - Whirlpool Corporation (NYSE: WHR) today reported financial results for the third-quarter of 2020.

“From the outset of this global crisis, we have taken decisive actions to weather the uncertainty and win in the eventual economic recovery. Our results this quarter are a testament to those actions, the exceptional execution by our employees, and the resiliency of our long-term strategy,” said Marc Bitzer, chairman and chief executive officer of Whirlpool Corporation. “Looking ahead, while uncertainty remains, our Q3 performance serves as an additional proof-point that we are well-positioned to capitalize on the structural improvements in housing and consumer trends, and firmly demonstrates the viability of our long-term shareholder value creation strategy.”
- Marc Bitzer, Chairman and Chief Executive Officer

KEY RESULTS

Third-Quarter Results	2020	2019	Change
Net sales ($M)	$5,291	$5,091	$200	3.9%
Organic net sales(5) ($M)	$5,448	$5,091	$357	7.0%
GAAP net earnings available to Whirlpool ($M)	$397	$358	$39	11.0%
Ongoing EBIT(2) ($M)	$635	$364	$271	74.5%
GAAP earnings per diluted share	$6.27	$5.57	$0.70	12.6%
Ongoing earnings per diluted share(1)	$6.91	$3.97	$2.94	74.1%
CASH FLOW

Year-to-Date Cash Flow	2020 YTD	2019 YTD	Change
Cash provided by (used in) operating activities ($M)	$407	$(566)	$973
Free Cash Flow(4) ($M)	$170	$(805)	$975
QUARTERLY HIGHLIGHTS
•Delivered GAAP and ongoing (non-GAAP) earnings per diluted share(1) of $6.27 and $6.91, respectively, driven by exceptional execution of go-to-market and cost takeout actions.
•Strong liquidity position with a cash balance of $3.5 billion as of September 30, 2020 and approximately $2.5 billion available under committed credit facilities. The Company intends to repay $1.7 billion of outstanding short term debt by fiscal year end, including all COVID-related short term borrowings.

"We are pleased to announce that we are increasing our full-year revenue expectations and reinstating our earnings per share guidance for full-year 2020 above our initial range, despite the ongoing COVID-19 pandemic," said Jim Peters, chief financial officer of Whirlpool Corporation. "Our liquidity position remains exceptionally strong, and we expect to continue to strengthen our balance sheet by paying down the short term debt we took on at the outset of the pandemic by the end of the year. Finally, we are happy to have announced a dividend increase for the eighth consecutive year, reflecting the confidence we have in our business now and in the future.”
- Jim Peters, Chief Financial Officer

REGIONAL REVIEW

North America	Q3 2020	Q3 2019	Change	Change excluding currency impact
Net sales ($M)	$2,961	$3,010	(1.6)%	(1.6)%
EBIT(3) ($M)	$567	$387	46.7%	-
•Revenue softness due to COVID-related supply constraints, while order backlog remains elevated.
•Record third-quarter EBIT margin(3) of 19.2 percent, compared to 12.8 percent in the same prior-year period, driven by strong cost discipline and go-to-market actions.

Europe, Middle East and Africa	Q3 2020	Q3 2019	Change	Change excluding currency impact
Net sales ($M)	$1,258	$1,090	15.4%	13.6%
EBIT(3) ($M)	$43	$(4)	nm	-
•Demand recovery drove solid volume growth year-over-year, with double digit growth in key countries.
•Third-quarter EBIT margin(3) was 3.4 percent, compared to (0.4) percent in the same prior-year period, as increased demand and cost takeout actions were partially offset by unfavorable currency.

Latin America	Q3 2020	Q3 2019	Change	Change excluding currency impact
Net sales ($M)	$719	$632	13.7%	40.0%
EBIT(3) ($M)	$77	$29	165.5%	-
•Organic net sales(5) growth of 40 percent driven by Brazil industry growth and share gains.
•Third-quarter EBIT margin(3) was 10.7 percent, compared to 4.6 percent in the same prior-year period, as increased demand and positive price/mix offset unfavorable currency.

Asia	Q3 2020	Q3 2019	Change	Change excluding currency impact
Net sales ($M)	$353	$358	(1.4)%	0.7%
EBIT(3) ($M)	$6	$9	(28.1)%	-
•Strong India performance driven by demand recovery and share gains, despite continued COVID-related disruptions.
•China demand weakness resulted in negative EBIT for the quarter.

FULL-YEAR 2020 OUTLOOK
•Full-year 2020 net sales decline of 5 percent to 7 percent and organic net sales(5) of 0 percent to a decline of 1 percent
•GAAP earnings per diluted share of $14.90 to $15.40
•Ongoing earnings per diluted share(1) of $17.50 to $18.00
•GAAP and adjusted tax rate (non-GAAP) of 23 to 25 percent
•Cash provided by operating activities of approximately $1.2 billion
•Free cash flow of approximately $900 million

(1)A reconciliation of ongoing earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2)A reconciliation of earnings before interest and taxes (EBIT) and ongoing EBIT, non-GAAP financial measures, to reported net earnings available to Whirlpool, and a reconciliation of EBIT margin and ongoing EBIT margin, non-GAAP financial measures, to net earnings margin and other important information, appears below.
(3)Segment EBIT and Ongoing Segment EBIT represents our consolidated EBIT broken down by the Company's reportable segments and are metrics used by the chief operating decision maker in accordance with ASC 280. Consolidated EBIT also includes corporate "Other/Eliminations" of $(101) million and $301 million for the third quarters of 2020 and 2019, respectively. Ongoing segment EBIT includes certain adjustments to segment EBIT, and a reconciliation and other important information, appears below. EMEA Q3 2019 EBIT and EBIT margin reflects ongoing results, which excludes $14 million in legacy product warranty expense.
(4)A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(5)Organic net sales reflects net sales excluding the impact of foreign currency and the Embraco divestiture.

Contact Whirlpool Corporation: Media: 269/923-7405, Media@Whirlpool.com, Financial: Roxanne Warner, 269/923-2641, Investor_Relations@Whirlpool.com

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the leading kitchen and laundry appliance company in the world, with approximately $20 billion in annual sales, 77,000 employees and 59 manufacturing and technology research centers in 2019. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, JennAir, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at whirlpoolcorp.com.

Website Disclosure
We routinely post important information for investors on our website, whirlpoolcorp.com, in the "Investors" section. We also intend to update the Hot Topics Q&A portion of this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries ("Whirlpool") that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected net sales and organic net sales, earnings per share, cash flow, ongoing EBIT, tax rates, regional profitability, restructuring charges and expenditures, cost takeout, order pipeline, supply chain impacts, short-term debt repayment and balance sheet strengthening expectations, long-term deleveraging, sale of assets and businesses expectations, go-to-market actions and cost takeout impact on margins, investments and currency, and raw material prices, and the impact of the COVID-19 pandemic on our operations and financial condition, our ability to weather COVID-19 related economic uncertainty and ability to win in the economic recovery following the crisis. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) COVID-19 pandemic-related business disruption and economic uncertainty; (2) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers, and the impact of the changing retail environment, including direct-to-consumer sales; (3) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (4) Whirlpool's ability to maintain its reputation and brand image; (5) the ability of Whirlpool to achieve its business plans, productivity improvements, and cost control objectives, and to leverage its global operating platform, and accelerate the rate of innovation; (6) Whirlpool's ability to obtain and protect intellectual property rights; (7) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (8) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (9) information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity attacks; (10) product liability and product recall costs; (11) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (12) our ability to attract, develop and retain executives and other qualified employees; (13) the impact of labor relations; (14) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (15) Whirlpool's ability to manage foreign currency fluctuations; (16) impacts from goodwill impairment and related charges; (17) triggering events or circumstances impacting the carrying value of our long-lived assets; (18) inventory and other asset risk; (19) the uncertain global economy and changes in economic conditions which affect demand for our products; (20) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (21) changes in

LIBOR, or replacement of LIBOR with an alternative reference rate; (22) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (23) the effects and costs of governmental investigations or related actions by third parties; and (24) changes in the legal and regulatory environment including environmental, health and safety regulations, and taxes and tariffs. Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The number one major appliance manufacturer in the world claim is based on most recently available publicly reported annual revenues among leading appliance manufacturers.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	2020	2019	2020	2019
Net sales	$5,291	$5,091	$13,658	$15,037
Expenses
Cost of products sold	4,136	4,350	11,172	12,552
Gross margin	1,155	741	2,486	2,485
Selling, general and administrative	513	491	1,354	1,580
Intangible amortization	16	17	46	53
Restructuring costs	63	56	186	142
(Gain) loss on sale and disposal of businesses	(7)	(516)	(7)	(437)
Operating profit	570	693	907	1,147
Other (income) expense
Interest and sundry (income) expense	(22)	(29)	(38)	(222)
Interest expense	51	45	142	148
Earnings before income taxes	541	677	803	1,221
Income tax expense (benefit)	143	313	233	311
Net earnings	398	364	570	910
Less: Net earnings (loss) available to noncontrolling interests	1	6	(14)	14
Net earnings available to Whirlpool	$397	$358	$584	$896
Per share of common stock
Basic net earnings available to Whirlpool	$6.35	$5.62	$9.33	$14.04
Diluted net earnings available to Whirlpool	$6.27	$5.57	$9.26	$13.93
Dividends declared	$1.20	$1.20	$3.60	$3.55
Weighted-average shares outstanding (in millions)
Basic	62.6	63.6	62.6	63.8
Diluted	63.3	64.2	63.1	64.3

Comprehensive income	$375	$419	$436	$1,002

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$3,528	$1,952
Accounts receivable, net of allowance of $144 and $132, respectively	2,716	2,198
Inventories	2,216	2,438
Prepaid and other current assets	847	810
Total current assets	9,307	7,398
Property, net of accumulated depreciation of $6,681 and $6,444, respectively	3,136	3,301
Right of use assets	904	921
Goodwill	2,463	2,440
Other intangibles, net of accumulated amortization of $644 and $593, respectively	2,190	2,225
Deferred income taxes	2,146	2,238
Other noncurrent assets	213	358
Total assets	$20,359	$18,881
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,179	4,547
Accrued expenses	687	652
Accrued advertising and promotions	751	949
Employee compensation	516	450
Notes payable	1,735	294
Current maturities of long-term debt	298	559
Other current liabilities	939	918
Total current liabilities	9,105	8,369
Noncurrent liabilities
Long-term debt	4,965	4,140
Pension benefits	470	542
Postretirement benefits	163	322
Lease liabilities	735	778
Other noncurrent liabilities	643	612
Total noncurrent liabilities	6,976	6,394
Stockholders' equity
Common stock, $1 par value, 250 million shares authorized, 112 million shares issued, and 62 million and 63 million shares outstanding, respectively	113	112
Additional paid-in capital	2,865	2,806
Retained earnings	8,223	7,870
Accumulated other comprehensive loss	(2,754)	(2,618)
Treasury stock, 50 million and 49 million shares, respectively	(5,076)	(4,975)
Total Whirlpool stockholders' equity	3,371	3,195
Noncontrolling interests	907	923
Total stockholders' equity	4,278	4,118
Total liabilities and stockholders' equity	$20,359	$18,881

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

	Nine Months Ended
	2020	2019
Operating activities
Net earnings	$570	$910
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	414	443
(Gain) loss on sale and disposal of businesses	—	(437)
Changes in assets and liabilities:
Accounts receivable	(663)	(517)
Inventories	158	(525)
Accounts payable	(162)	(110)
Accrued advertising and promotions	(179)	(62)
Accrued expenses and current liabilities	(163)	29
Taxes deferred and payable, net	90	(59)
Accrued pension and postretirement benefits	(55)	(72)
Employee compensation	137	77
Other	260	(243)
Cash provided by (used in) operating activities	407	(566)
Investing activities
Capital expenditures	(251)	(306)
Proceeds from sale of assets and business	27	1,034
Other	—	(5)
Cash provided by (used in) investing activities	(224)	723
Financing activities
Net proceeds from borrowings of long-term debt	1,031	699
Repayments of long-term debt	(568)	(946)
Net proceeds (repayments) from short-term borrowings	1,405	(63)
Dividends paid	(232)	(229)
Repurchase of common stock	(121)	(100)
Common stock issued	16	5
Other	—	(7)
Cash provided by (used in) financing activities	1,531	(641)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(125)	(55)
Increase (decrease) in cash, cash equivalents and restricted cash	1,589	(539)
Cash, cash equivalents and restricted cash at beginning of year	1,952	1,538
Cash, cash equivalents and restricted cash at end of year	$3,541	$999

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing" measures, including earnings before interest and taxes (EBIT), EBIT margin, ongoing EBIT, ongoing EBIT margin, ongoing earnings per diluted share, organic net sales, adjusted effective tax rate, sales excluding currency and free cash flow. Ongoing measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that organic net sales provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations and the Embraco divestiture. Management believes that adjusted tax rate provides investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of certain unique items. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure, for these long-term goal metrics. Whirlpool does not provide a Non-GAAP reconciliation for its other forward-looking long-term value creation and other goals, such as organic net sales, EBIT, and gross debt/EBITDA, as such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing financial measures should not be considered in isolation or as a substitute for reported net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net earnings margin, net sales, effective tax rate and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. We also disclose segment EBIT and ongoing segment EBIT as important financial metrics used by the Company's Chief Operating Decision Maker to evaluate performance and allocate resources in accordance with ASC 280 - Segment Reporting. GAAP net earnings available to Whirlpool per diluted share and ongoing earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Third-Quarter 2020 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2020. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our third-quarter GAAP tax rate was 26.4%. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our third-quarter adjusted tax rate (non-GAAP) of 25.0%.

Three Months Ended
Earnings Before Interest & Taxes Reconciliation:	September 30, 2020
Net earnings (loss) available to Whirlpool	$397
Net earnings (loss) available to noncontrolling interests	1
Income tax expense (benefit)	143
Interest expense	51
Earnings before interest & taxes	$592
Net sales	$5,291
Net earnings margin	7.5%

	Results classification	Earnings before interest & taxes	Earnings per diluted share
Reported measure		$592	$6.27
Restructuring costs(a)	Restructuring costs	63	1.00
Corrective action recovery(f)	Cost of products sold	(13)	(0.20)
(Gain) loss on sale and disposal of businesses(d)	(Gain) loss on sale and disposal of businesses	(7)	(0.10)
Income tax impact		—	(0.17)
Normalized tax rate adjustment(b)		—	0.11
Ongoing measure		$635	$6.91
Net sales		$5,291
Ongoing EBIT margin		12.0%

Note: Numbers may not reconcile due to rounding

Third-Quarter 2019 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share
The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2019. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our third-quarter GAAP tax rate was 46.3%. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our third-quarter adjusted tax rate (non-GAAP) of 17.5%.

Three Months Ended
Earnings Before Interest & Taxes Reconciliation:	September 30, 2019
Net earnings (loss) available to Whirlpool	$358
Net earnings (loss) available to noncontrolling interests	6
Income tax expense (benefit)	313
Interest expense	45
Earnings (loss) before interest & taxes	$722
Net sales	$5,091
Net earnings margin	7.0%

	Results classification	Earnings before interest & taxes	Earnings per diluted share
Reported measure		$722	$5.57
Restructuring costs(a)	Restructuring costs	56	0.88
Divestiture related transition costs(c)	Selling, general and administrative	(14)	(0.22)
Divestiture related transition costs(c)	Interest and sundry (income) expense	(3)	(0.05)
(Gain) loss on sale and disposal of businesses(d)	(Gain) loss on sale and disposal of businesses	(516)	(8.03)
Product warranty and liability expense(e)	Cost of products sold	119	1.85
Income tax impact		—	0.97
Normalized tax rate adjustment(b)		—	2.99
Ongoing measure		$364	$3.97
Net sales		$5,091
Ongoing EBIT margin		7.2%

Note: Numbers may not reconcile due to rounding

Ongoing Segment Earnings Before Interest and Taxes

The reconciliation provided below reconciles ongoing segment EBIT with segment EBIT, for the three months ended September 30, 2020. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales. Segment EBIT margin is calculated by dividing segment EBIT by segment net sales.

	Three Months Ended
	September 30, 2020
	Segment earnings (loss) before interest and taxes	Restructuring costs(a)	(Gain) loss on sale and disposal of businesses(d)	Corrective Action Recovery(f)	Ongoing segment earnings (loss) before interest and taxes
North America	$567	$—	$—	$—	$567
EMEA	43	—	—	—	43
Latin America	77	—	—	—	77
Asia	6	—	—	—	6
Other/Eliminations	(101)	63	(7)	(13)	(57)
Total Whirlpool Corporation	$592	$63	$(7)	$(13)	$635

The reconciliation provided below reconciles ongoing segment EBIT with segment EBIT, for the three months ended September 30, 2019. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales. Segment EBIT margin is calculated by dividing segment EBIT by segment net sales.

	Three Months Ended
	September 30, 2019
	Segment earnings (loss) before interest and taxes	Restructuring costs(a)	Divestiture related transition costs(c)	(Gain) loss on sale and disposal of businesses(d)	Product warranty and liability expense(e)	Ongoing segment earnings (loss) before interest and taxes
North America	$387	$—	$—	$—	$—	$387
EMEA	(18)	—	—	—	14	(4)
Latin America	29	—	—	—	—	29
Asia	9	—	—	—	—	9
Other/Eliminations	315	56	(17)	(516)	105	(57)
Total Whirlpool Corporation	$722	$56	$(17)	$(516)	$119	$364

Note: Numbers may not reconcile due to rounding

Full-Year 2020 Outlook for Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings (loss) available to Whirlpool and net earnings (loss) per diluted share available to Whirlpool, for the twelve months ended December 31, 2020. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate between 23% and 25%.

		Twelve Months Ending December 31, 2020
	Results classification	Earnings before interest & taxes*	Earnings (loss) per diluted share
Reported measure		$1,438	$14.90 - $15.40
Restructuring costs(a)	Restructuring costs	300	4.74
Corrective action recovery(f)	Cost of products sold	(13)	(0.20)
(Gain) loss on sale and disposal of businesses(d)	(Gain) loss on sale and disposal of businesses	(7)	(0.10)
Expected gain on assets(h)	Cost of products sold	(114)	(1.80)
Expected impact from benefits transaction(g)	All other income and expense (benefit)	50	0.79
Income tax impact		—	(0.83)
Ongoing measure		$1,655	$17.50 - $18.00

Note: Numbers may not reconcile due to rounding

*Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. The Company does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of the Company's overall net earnings -- implicates the Company's projections regarding the earnings of the Company's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Full-Year 2019 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2019. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our full-year GAAP tax rate of approximately 22.8% includes the impact of the gain on sale of Embraco. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year adjusted tax rate of approximately 15.3%.

Twelve Months Ended
Earnings Before Interest & Taxes Reconciliation:	December 31, 2019
Net earnings (loss) available to Whirlpool	$1,184
Net earnings (loss) available to noncontrolling interests	14
Income tax expense (benefit)	354
Interest expense	187
Earnings before interest & taxes	$1,739
Net sales	$20,419
Net earnings margin	5.8%

	Results classification	Earnings before interest & taxes	Earnings (loss) per diluted share
Reported measure		$1,739	$18.45
Restructuring costs(a)	Restructuring costs	188	2.93
Brazil indirect tax credit(i)	Interest and sundry (income) expense	(180)	(2.80)
(Gain) loss on sale and disposal of businesses(d)	(Gain) loss on sale and disposal of businesses	(437)	(6.79)
Product warranty and liability expense(e)	Cost of products sold	126	1.96
Product warranty and liability expense(e)	Interest and sundry (income) expense	5	0.08
Sale leaseback, real estate and receivable adjustments(j)	Cost of products sold	(95)	(1.48)
Sale leaseback, real estate and receivable adjustments(j)	Interest and sundry (income) expense	9	0.14
Trade customer insolvency claim settlement(k)	Interest and sundry (income) expense	59	0.92
Income tax impact		—	0.75
Normalized tax rate adjustment(b)			1.84
Ongoing measure		$1,414	$16.00
Net Sales		$20,419
Ongoing EBIT margin		6.9%

Note: Numbers may not reconcile due to rounding

Organic Net Sales

The reconciliation provided below reconciles the non-GAAP financial measure forecasted organic net sales decline with forecasted GAAP net sales decline, for the twelve months ending December 31, 2020 for the Company.

Twelve Months Ending
December 31, 2020
GAAP net sales (% decline)	5% - 7%
Less: Embraco net sales	~(3)%
Less: currency	~(3)%
Organic net sales (% decline)	0% - 1%
Note: Currency reflects the Company's current full-year forecast

The reconciliation provided below reconciles the non-GAAP financial measure organic net sales with reported net sales, for the three months ended September 30, 2020 and September 30, 2019 for the Company.

	Three Months Ended
	September 30,
	2020	2019	Change
Net sales	$5,291	$5,091	3.9%
Less: Embraco net sales	—	—
Add-Back: currency	157	—
Organic net sales	$5,448	$5,091	7.0%

The reconciliation provided below reconciles the non-GAAP financial measure organic net sales with reported net sales, for the three months ended September 30, 2020 and September 30, 2019 for Whirlpool Latin America.

	Three Months Ended
	September 30,
	2020	2019	Change
Net sales	$719	$632	13.7%
Less: Embraco net sales	—	—
Add-Back: currency	166	—
Organic net sales	$885	$632	40.0%

Note: Numbers may not reconcile due to rounding

Footnotes:
a.RESTRUCTURING COSTS - In 2019, these costs are primarily related to actions that right-size our EMEA business and certain other unique restructuring events, including restructuring of the Naples, Italy manufacturing plant. In 2020, these costs are primarily related to actions that right-size and reduce the fixed cost structure of our global business, attributable primarily to the current macroeconomic uncertainties caused by COVID-19. This includes costs of approximately $100 million related to restructuring in the United States, approximately $86 million related to restructuring outside of the United States and approximately $83 million related to the exit of our Naples facility.

b.NORMALIZED TAX RATE ADJUSTMENT - During the third quarter of 2019, the Company calculated ongoing earnings per share using an adjusted tax rate of 17.5%, to reconcile to our anticipated full-year 2019 effective tax rate between 15% and 20%, which excludes the gain on sales of the Embraco compressor business, the Brazil indirect tax credit, and the sale and disposal of businesses. During the third quarter of 2020, the Company calculated ongoing earnings per share using an adjusted tax rate of 25%, to reconcile to our anticipated full-year effective tax rate between 23% and 25%.

c.DIVESTITURE RELATED TRANSITION COSTS - During the first and second quarter of 2019, the Company recognized additional transition costs of $6 million and $11 million, respectively. In the third quarter of 2019, the Company reclassified approximately $17 million of first half 2019 divestiture related transition costs into "(Gain) loss on sale and disposal of businesses" to fully reflect the net impact from the gain on the sale of the Embraco compressor business.

d.(GAIN) LOSS ON SALE AND DISPOSAL OF BUSINESSES - During the second quarter of 2019, the Company entered into an agreement to sell its South Africa operations. As a result, the Company recorded a charge of $35 million for the write-down of the assets of the disposal group to fair value and $33 million of cumulative foreign currency translation adjustments included in the carrying amount of the disposal group to calculate the impairment. The Company also incurred charges of approximately $11 million, primarily inventory liquidation costs, related to the exit of our domestic sales operations in Turkey. Total charges recorded in the second quarter of 2019 were approximately $79 million.
On July 1, 2019 the Company closed the sale of the Embraco compressor business. As a result, the Company recorded a gain, before taxes, of approximately $511 million. Included in this amount are closing costs related to the sale and previously disclosed divestiture related transition costs. To report the full gain amount as net of these costs, the Company reclassified previously disclosed divestiture related transition costs from their original accounts into the account for the gain. Approximately $14 million of previously disclosed charges were reclassified out of "Selling, general and administrative" into "(Gain) loss on sale and disposal of businesses." Approximately $3 million of previously disclosed charges were reclassified out of "Interest and sundry (income) expense" into "(Gain) loss on sale and disposal of businesses." During the third quarter of 2019, the Company incurred approximately $17 million of additional divestiture related transition costs, resulting in a year-to-date total of approximately $34 million, which are fully reflected in the gain, before taxes, of approximately $511 million.

During the third quarter of 2019, the Company reserved approximately $7 million for an expected change in purchase price for the sale of the Embraco compressor business. Adjustments to the final purchase price were finalized as of the third quarter 2020, with no resulting change to the final purchase price, and the reserve was released and recognized as a gain during the quarter.

e.PRODUCT WARRANTY AND LIABILITY EXPENSE - In September 2015, the Company recorded a liability related to a corrective action affecting certain legacy Indesit products. During the second and third quarters of 2019, the Company incurred additional product warranty expense related to our previously disclosed legacy Indesit dryer corrective action campaign in the UK for approximately $12 million and $14 million, respectively. In the third quarter of 2019, the Company recorded a charge of approximately $105 million for estimated product warranty expense related to certain EMEA-produced washers for which the Company is conducting an ongoing corrective action.

f.CORRECTIVE ACTION RECOVERY - In Q3 2020, the Company recorded a benefit of $13 million related to a vendor recovery in our ongoing EMEA-produced washer corrective action. The Company anticipates recording additional immaterial vendor recovery benefits in one or more future quarters.

g.EXPECTED IMPACT FROM BENEFITS TRANSACTION - In the fourth quarter, we anticipate recording charges in accordance with planned transactions related to employee benefits.

h.EXPECTED GAIN ON ASSETS - Real estate portfolio optimization in the fourth quarter of 2020.

i.BRAZIL INDIRECT TAX CREDIT - During the first half of 2019, the Company received favorable, non-appealable decisions related to the recovery of certain taxes previously paid over gross sales. As a result, the Company recorded a gain in interest and sundry (income) expense during the first and second quarter of 2019 in the amount of $127 million and $53 million, respectively, in connection with these decisions.

j.SALE LEASEBACK, REAL ESTATE AND RECEIVABLE ADJUSTMENTS - In the fourth quarter of 2019, the Company sold certain owned properties, primarily warehouses, while agreeing to lease these same properties from the purchaser. As part of the sale, the Company recognized a pre-tax gain on sale of the group of properties of approximately $111 million and a cash benefit of approximately $140 million. In addition, the Company wrote-off the full loan receivable amount outstanding of approximately $18 million related to a previous loan between the Company and a non-profit entity in connection with a community and economic development project. The Company also wrote-down the book value of certain real estate properties, recognizing a loss of approximately $7 million.

k.TRADE CUSTOMER INSOLVENCY CLAIM SETTLEMENT - In 2017, Alno AG and certain affiliated companies filed for insolvency protection in Germany. Bauknecht Hausgeräte GmbH companies, a subsidiary of the Company, was a long-standing supplier to Alno and certain of its affiliated companies. The Company was also a former indirect minority shareholder of Alno. In August 2018, the insolvency trustee asserted €174.5 million in clawback and related claims against Bauknecht. In January 2020, we entered into an agreement with the insolvency trustee to settle all potential claims that the insolvency trustee may have related to this matter, resulting in a one-time charge of €52.75 million ($59 million as of December 31, 2019).

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles nine months ended September 30, 2020 and 2019 and projected 2020 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure. Free cash flow as a percentage of net sales is calculated by dividing free cash flow by net sales.

	Nine Months Ended
	September 30,
(millions of dollars)	2020	2019	2020 Outlook
Cash provided by (used in) operating activities	$407	$(566)	~$1,240
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(237)	(239)	(340)
Free cash flow	$170	$(805)	~$900

Cash provided by (used in) investing activities	(224)	723
Cash provided by (used in) financing activities	1,531	(641)
*In 2018 and 2019, restricted cash was used to fund capital expenditures and technical resources to enhance Whirlpool China's research and development and working capital, as required by the terms of the Whirlpool China (formerly Hefei Sanyo) acquisition. In 2020, restricted cash represents contributions held as part of the Company's Charitable Foundation which is consolidated as of September 30, 2020.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the Company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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